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                                                                    EXHIBIT 99.3


                                 AMENDMENT TO
                              TRANSMONTAIGNE INC.
                             EQUITY INCENTIVE PLAN


     This Amendment to the TransMontaigne Inc. Equity Incentive Plan (the "Plan") is effective March 17, 1999.

                                   RECITALS

     1. TransMontaigne Inc., formerly known as TransMontaigne Oil Company, a Delaware corporation (the "Company"), adopted the Plan effective as of August 28, 1997.

     2. The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan's provisions concerning change in control.

     3. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to them in the Plan

                                   AMENDMENT

     1. Section 5.3(b) of the Plan shall be amended in its entirety to provide as follows:

               "For purposes of this Plan, a "change in control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
          Act), directly or indirectly, of more than 40% of the then outstanding voting stock of the Company without the prior approval of at least two-thirds of the members of the Board who are unaffiliated with such person or group; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity
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          outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets."

     2. This Amendment was approved by the directors on April 23, 1999 and shall be effective on March 17, 1999.

     3. The Plan may be amended and restated to include the provisions of this Amendment.

     4. Except as amended in this document, the Plan shall continue in full force and effect.


                              TRANSMONTAIGNE INC.



                              By: /s/ Richard E. Gathright
                                  -----------------------------
                                    Richard E. Gathright
                                    President and Chief Operating Officer

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